EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and effective as of the 1st day of October, 2012, at 12:01 AM mountain time, by and between SecureAlert, Inc., a Utah corporation, hereinafter the ("Seller") and Gary Shelton ("Shelton"), Larry Gardner (“L. Gardner”), Sue Gardner (“S. Gardner”) and Midwest Monitoring & Surveillance, Inc., a Minnesota corporation, (the “Corporation”) (Shelton, L. Gardner and S. Gardner are referred to individually herein as “Buyer” and collectively as “Buyers”).  The Seller, Buyers and the Corporation are referred to collectively herein as the “Parties”).

WITNESSETH:

WHEREAS, parties entered into that certain Stock Purchase Agreement dated December 1, 2007 and amended on March 1, 2009, April 1, 2010, April 23, 2011, May 23, 2011 and June 30, 2011 wherein the Buyers herein sold the Corporation to the Seller herein (the “Original Transfer Agreement”).

WHEREAS, the Seller is the record owner and holder of all of the issued and outstanding shares of the capital stock of the Corporation, which Corporation has issued capital stock of 300 shares with an additional 300 shares authorized and held in treasury and

WHEREAS, the Buyers desire to purchase all of the issued and outstanding capital stock of the Corporation (referred to as the "Corporation's Stock"), and the Seller desires to sell or cause to be sold all of the Corporation's stock, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1.  PURCHASE AND SALE:  CLOSING.

              (a.)  Purchase and Sale of Corporation's Stock.  Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey and transfer, or cause to be sold, conveyed or transferred, all of the Corporation's Stock and deliver to the Buyers certificates representing such stock, and the Buyers shall purchase from the Seller the Corporation's Stock in consideration of the purchase price set forth in Section 2 and Exhibit "A" of this Agreement.  The certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller.

(b.)  Procedure for Closing.  The closing of the transactions contemplated by this Agreement (the "Closing"), shall be held at the Seller’s principal offices, on or before the 30th day of November, 2012, at 10:00 AM mountain time or such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this Agreement as the "Closing Date").

2.  AMOUNT AND PAYMENT OF PURCHASE PRICE.

The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof.

3.  REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby warrants and represents:

(a.)  Organization and Standing.  Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority to carry on its business as it is now being conducted.  A true and correct copy of:

i. It’s Articles of Incorporation and all amendments thereto to date, and

ii. Its Bylaws as now in effect, will be delivered by Seller to the Buyers prior to the Closing Date.  The Corporation's minute books will be made available to the Buyers and its representatives at any reasonable time or times prior to the Closing for inspection and will be complete and correct as of the date of any such inspection.

(b.)  Capitalization. The authorized capital stock of the Corporation consists of 600 shares of common stock, with 300 shares issued and outstanding and 300 shares held in treasury.

(c.)  Restrictions on Stock.

i. Neither the Corporation nor Seller is a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.

ii. Seller is the lawful owner of all of the Corporation's Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.

iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the capital stock of the Corporation, nor are there any securities convertible into such stock.

(d.)  Subsidiaries.  The Corporation has no subsidiaries.

(e.)  Authority Relative to this Agreement.  Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further  action is necessary by the Seller to make this Agreement valid and binding upon Seller and  enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby.  The execution, delivery and performance of this Agreement by the Seller will not:

i. Constitute a breach or a violation of the Corporation's Articles of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

ii. Constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

iii. Result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

(f.)  Financial Statements.  Seller is furnishing financial statements of the Corporation as an inducement to Buyers to purchase the Corporation's Stock and accordingly, Seller warrants and represents the financial operating history or condition of the Corporation as indicated by the financial statements turned over to Buyers.  Moreover, Seller warrants and represents that at closing the Corporation and the Corporation's Stock will not be subject to any liability save and except those specifically enumerated in Exhibit "B" attached hereto and made a part hereof.

To the extent that liabilities are discovered by Buyers after Closing which relate to events prior to Closing, Seller shall be responsible to forthwith pay such liabilities, including income tax liabilities in cash within fifteen (15) days thereof, or alternatively, if Seller objects to such liabilities in good faith, litigate the issue and indemnify and save harmless Buyers from any claim for such liability.  This indemnification as it relates to income tax liabilities of the Corporation shall terminate on the tenth (10th) day after the expiration of the applicable period of limitations on assessments and collections applicable to such taxes under the Internal Revenue Code.  Moreover, the aforementioned indemnity shall not apply to any tax liability which may occur by reason of actions taken by the Buyers including, but not limited to, the liquidation of the Corporation.

(g.)  Tax Matters.  The Corporation has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full.

(h.)  Litigation.  The Corporation is not a party to any litigation, proceeding or administrative investigation and to the best knowledge of the Seller none is pending against the Corporation or its properties.

(i.)  Properties.  The Corporation has good and merchantable title to all of its properties and assets which are those properties and assets set out in Exhibit "C" attached hereto and made a part hereof.  At closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for real estate taxes and tangible personal property taxes which shall be prorated as of the date of closing, or those  specifically set out in Exhibit "B".

(j.)  Compliance with Applicable Laws.  None of the Corporation's actions are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.  None of the actions of the Corporation shall conflict  with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the capital stock of the Corporation, or upon any of the assets of the  Corporation, under the provisions of the Certificate of Incorporation or Bylaws or any indenture,  mortgage, lease, loan agreement or other agreement to which the Corporation and/or the Seller is a party or by which the capital stock or properties and assets of the Corporation are bound to effect it.

The Corporation is in compliance with all applicable laws, including, but not limited to, corporate laws, zoning regulations, restaurant and beverage laws and regulations, if applicable, city, and/or county and state occupational laws and regulations, internal revenue laws, and any and all other laws which may effect the operation or liability of the Buyers herein.

(k.)  Documents for Review.  The Corporation's documents enumerated in Exhibit "D", attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYERS.

Seller and Buyers hereby represent and warrant that there has been no act or omission by Seller, Buyers or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5.  TRANSACTIONS PRIOR TO THE CLOSING.

Seller hereby covenants the following:

(a.)  Conduct of Corporation's Business Until Closing.  Except as Buyers may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations and warranties of Seller contained in this Agreement, to be not true on the Closing Date.

(b.)  Resignations.  Seller will deliver to Buyers prior to the Closing Date the resignation of each director and officer of the Corporation, each such resignation to be effective on the Closing Date.

(c.)  Satisfactions.  Seller will deliver to Buyers on the Closing Date a satisfaction from any mortgage and lien holder of the Corporation's property, satisfactory in form and substance to the Buyers and his counsel indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or simultaneously with the Closing.

(d.)  Advice of Changes.  Between the date hereof and the Closing Date, Seller will promptly advise Buyers in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement, or which would represent a material fact the disclosure of which would be relevant to the Buyers.

6.  EXPENSES.

Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

7.  GENERAL.

(a.)  Survival of Representations and Warranties.  Each of the parties to this Agreement covenants and agrees that the Seller's representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered by Seller to Buyers in connection herewith, shall survive the Closing Date and terminate on the second anniversary of such date.  Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller to Buyers in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

(b.)  Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(c.)  Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:

To Seller:	SecureAlert, Inc.
Attn: Chief Financial Officer
150 W. Civic Center Drive, Suite 100
Sandy, Utah 84070

To Buyers:	Midwest Monitoring & Surveillance, Inc.
2500 West County Road 42
Burnsville, MN 55337
Attn: Gary Shelton

or to such other address as such party shall have specified by notice in writing to the other party.

(d.)  Entire Agreement.  This Agreement (including the exhibits hereto and all documents and papers delivered by Seller pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(e.)  Sections and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f.)  Governing Law.  This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota.  The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Dakota County, State of Minnesota.  In the event that litigation results from or arises  out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which  the prevailing party may be entitled.  In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

(g.)  Conditions Precedent.  The Conditions Precedent to the enforceability of this Agreement are outlined in Exhibit "E", attached hereto and made a part hereof.  In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, this Agreement shall be deemed null and void and any deposits paid shall be returned to the Buyers forthwith.

(h.)  Treasury Stock.  It is understood and agreed by the Buyers that none of the consideration furnished by Buyers hereunder shall be for treasury stock and such consideration, subject to the terms hereof, shall be the sole property of Seller.

(i.)  Contractual Procedures.  Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal by the Secretary of the corporate party hereto, all on the date first above written.

Signed, sealed and delivered in the presence of:

SECUREALERT, INC.	MIDWEST MONITORING
& SURVEILLANCE, INC

By: /s/ Chad D. Olsen	By: /s/ Chad D. Olsen
Chad D. Olsen, CFO	Chad D. Olsen, CFO

BUYERS

/s/ Larry Gardner	/s/ Sue Gardner
Larry Gardner	Sue Gardner

/s/ Gary Shelton
Gary Shelton

EXHIBIT "A"
AMOUNT AND PAYMENT OF PURCHASE PRICE

Consideration.  As total consideration for the purchase and sale of the Corporation's Stock, pursuant to this Agreement, the Buyers shall pay to the Seller the following (the “Purchase Price”):

(1)	The sums owed or potentially owed to Buyers under the Original Transfer Agreement;

(2)
Corporation shall pay Seller the sum of One Hundred Thousand Dollars ($100,000.00) upon the earlier of Buyer receiving all or part of the funds held in connection with the Moose Lake Bond (total bond in the amount of $181,389.06) or April 1, 2013, whatever date comes earlier.  Corporation shall sign a promissory note in favor of Seller in substantially the form attached hereto as Appendix 1.

EXHIBIT “B”
LIABILITIES OF THE CORPORATION

ACCOUNTS PAYABLE

	Bal 10/01/12	Additions	Payment	Bal 11/30/12
3M Electronic Monitoring, Inc.	$122,171.47	$80,767.72	$122,156.26	$80,782.93
Alcohol Monitoring Systems	197,706.12	83,543.58	116,498.00	164,751.70
Ally Bank	447.64	895.36	895.32	447.68
American Express - Corporate (21002)	96.18		96.18
AT&T	1,193.29	618.29	1,811.58
Bandy Jesse	326.40	2,349.80	1,802.85	873.35
Beckman, Kathy	149.50		149.50
BI Inc	73,228.65			73,228.65
BMT Leasing, Inc.	1,327.50	1,327.50	2,655.00
Bossardt Corporation	1,680.00			1,680.00
Century Link-Business Service (83883613)	610.00	1,220.00	1,220.00	610.00
CenturyLink (507 252-9084 183)	59.55	119.10	119.10	59.55
CenturyLink (507 282-1622 326)	61.74	62.03	123.77
CenturyLink (952 736-9156 922)	122.23	245.05	367.28
Cloudnet	45.00	45.00	90.00
Culligan	19.63	19.63	39.26
Dell Business Credit	241.41	982.21	1,223.62
FedEx	1,497.40	1,156.21	2,653.61
Ford Credit - 45646952-89769	549.95	549.95	1,099.90
Ford Credit - 45719046-34649	492.14	492.14	984.28
Ford Credit - 45719074-32931	326.96	326.96	653.92
Ford Credit - 45719122-34767	489.83	489.83	979.66
Ford Credit - 45719146-12415	492.98	492.98	985.96
Ford Credit - 46224088-45833	514.16	514.16	1,028.32
Ford Credit - 46227149-30464	523.79	523.79	1,047.58
Frontier Comm - 507-238-9238-012700-7	233.31	251.30	484.61
Frontier Comm - 507-712-0027-121508-7	763.85	1,546.47	1,525.17	785.15
Integra Telecom	98.64	204.62	200.50	102.76
iSECUREtrac Corp	8,129.10	2,967.44	8,129.10	2,967.44
Kostich, Karly	102.50		102.50
Lancaster, Troy	160.00	885.00	832.00	213.00
Language Line Services	100.00	100.00	200.00
MEDTOX Diagnostics, INC	3,755.46	1,846.41	5,601.87
MEDTOX Laboratories, INC	196.00	112.00	308.00
Nextera Communications (101167)	41.01	41.01	82.02
Olmsted County - Misc	29.50	37.12	66.62
Omega Lithograph Inc.	519.95		519.95
Pellersels, Joshua	887.50		887.50
Robb's Electric, Inc.	760.00	1,117.12		1,877.12
Rogers, Dustin	75.00		75.00
Roseen, Steve	90.00	195.00	285.00
Royal Bank	1,653.15	1,653.15	3,306.30
SecureAlert, Inc.	14,134.89	9,724.85		23,859.74
ULINE	369.42		369.42
Verizon Wireless*	3,992.74	7,979.63	11,972.37
W J Thom Co	1,167.25	681.27	1,848.52
Wells Fargo Business Cards	11,928.10	13,112.44	25,040.54
Westbrook, Sarah	27.63		27.63
TOTAL	453,588.52	219,196.12	320,545.57	352,239.07

OTHER DEBT INSTRUMENTS

Loan Agreement	Stated Interest Rate	Maturity Date	Payment	Beginning Balance 09/30/2011	Proceeds	Principal Payments	Accrued Interest	Ending Balance 9/30/12	Current Portion	Long-Term Portion
Ford Credit - 09 Ford Focus	7.49%	10/21/2011	373	353		(353.00)	-	-	-	-
M&I Marshall Bank	7.79%	11/21/2011	389	753		(753.12)	-	-	-	-
Building Loan (#90432622)	6.37%	8/1/2016	1,979	70,156		(70,155.87)	-	-	-	-
CFC Investment - 50 SCRAM Units	12.95%	6/3/2014	1,543	41,531		(13,737.83)	234.53	27,793	15,999.27	11,794.13
Latitude Leasing - 50 SCRAM Units	14.67%	9/30/2014	1,653	33,298		(14,576.49)	237.86	18,722	18,288.76	433.08
Ford Credit - 10 Ford Edge	0.00%	5/12/2015	550	24,748		(6,599.40)	-	18,148	6,599.40	11,548.94
Ford Credit - 10 Ford Transit VIN 12415	7.89%	7/15/2015	493	19,502		(4,538.91)	57.21	14,963	4,910.26	10,052.39
Ford Credit - 10 Ford Transit VIN 32931	7.75%	7/15/2015	327	12,968		(3,024.44)	35.15	9,943	3,267.35	6,676.12
Ford Credit - 10 Ford Transit VIN 34649	7.89%	7/15/2015	492	19,468		(4,531.17)	53.75	14,937	4,901.89	10,035.31
Ford Credit - 10 Ford Transit VIN 34767	7.89%	7/15/2015	490	19,377		(4,509.88)	53.50	14,867	4,878.86	9,988.36
Ally Bank - 2010 Jeep Liberty	5.90%	1/10/2016	448	20,496		(4,277.09)	54.36	16,219	4,536.38	11,682.42
Balboa Capital - 68 SCRAM Devices	10.15%	3/2/2016	1,615	67,107		(11,365.22)	-	55,742	13,129.65	42,612.52
Ford Credit - 10 Ford Transit VIN 30464	8.97%	2/14/2016	524	22,852		(4,414.14)	75.03	18,438	4,826.80	13,610.74
Ford Credit - 10 Ford Transit VIN 45833	8.97%	2/14/2016	514	22,432		(4,333.00)	73.65	18,099	4,738.06	13,360.60
Navitas Lease Corp - 37 SCRAM Devices	13.58%	2/21/2014	1,385	32,814		(12,643.61)	-	20,170	13,472.60	6,697.32
Capital Innovations - 45 SCRAM Devices	12.81%	2/25/2015	1,328	42,642		(10,659.37)	-	31,983	11,444.58	20,538.30
Wells Fargo LOC	Variable	revolving	int only	39,432	3,962	(3,886.90)	220.65	39,507	39,507.36	-

Subtotals				489,928	3,962	(174,359)	1,096	319,531	150,501	169,030

Note: Midwest Monitoring & Surveillance entered into a lease agreement with Leasing Innovations on October 5, 2012.
A copy of the lease agreement was provided to Gary Shelton on November 30, 2012 by email.

EXHIBIT "C"
PROPERTIES AND ASSETS OF CORPORATION

SBR Simulator
McLeod Co. Home Monitoring Equipment
Backup Server
Guard Server in trade for Asset #54
LCD Projector
Server for Office
Equipment Purchase from Scott Co.
2 new printers (1 Acct mgt & 1 data)
Printers, ink & Digital Camera
PC for Stearns St. Cloud Office
Two computers (Monitoring center & Inventory Dept)
New PC for Inventory
New Laptop for Andy Rogers
2 PCUs for Apple Valley office
Network Hardware for T1 server
Calibrator for equipment for St. Cloud office
4 Dual Monitors
1 new PC for WorkStation 3
Computer and Microsoft Office for St.Cloud Office
New PCs for MC
PBTs, dry gas tank, regulator Suth Simulator for Apple Valley office/FSOs
More Software Licenses for MS exchange server to accommodateMMS emails
MC Manager PC
2 extra PCs - on hand for Immed use if others go down
New Laptop for Mankato office
New laptop for Chris
Monitoring Center Printer
8 Monitors - 6 Monitoring Center, Craig, Jane
Dell PC for Monitoring Center
Dell PC for Monitoring Center
Dell PC for Monitoring Center
Dell PC for Chris (GM - new PC)
Dell PC for Justin (Equip/Inventory manager - new laptop)
Laptop for Field Services
Laptop for Field Services
Laptop for Field Services
Dell PC for Hennepin
Dell PC for Hennepin
Dell Server for Burnsville office
Dell switch for Burnsville office
2 New Dell Vostro 1540 BTX laptops
Sophos anti virus licenses
Dell PC OPTI 390 SFF Intel i3-2120
Office Chairs
Table
Office Furniture
Office Chair
Table
Office Chair
Refrigerator
Desk
File Cabinets
Lateral Files
Refrigerator
Generator
Monitoring Center Furniture
Burnsville Sign
2002 Ford Windstar
2004 Dodge Neon STX
2006 Ford Freestar
Chevrolet Tahoe
2007 Dodge Grand Caravan
2009 Ford Focus
2008 Dodge Caliber
2010 Ford Edge
2010 Ford Transit Vin 12415
2010 Ford Transit Vin 32931
2010 Ford Transit Vin 34649
2010 Ford Transit Vin 34767
2011 Jeep Liberty (Chris)
2010 Ford Transit Vin 30464
2010 Ford Transit Vin 45833
2 Breathalizers for Hennepin Office
200 Field Monitors
606 Sobrietors
388 Home Guard Units
Olmstead County Equipment
Various Transmitters
882 Scram Units

EXHIBIT "D"
DOCUMENTS FOR REVIEW

i.              Corporate Articles of Incorporation
ii.             Corporate Bylaws
iii.            Corporate Minutes and Resolutions
iv.            Financial and Operating Statements as of the date of this Agreement
v.             Sales Tax Returns for the last two (2) years
vi.            Accounts Payable Ledgers
vii.           Accounts Receivable Ledgers
viii.          Leasehold Agreement(s) (If applicable)
ix.             Bills of Sale (If applicable)

EXHIBIT "E"
CONDITIONS PRECEDENT

1.	Seller shall pay all sums owed or agreed to with Gary Bengtson within 90 days of the execution date of this Agreement. Bengtson shall have no claim on MMS related to this Agreement.

2.	Seller shall indemnify, protect, and defend Buyers from any claims or actions that may be sought or brought by Bengtson.

APPENDIX 1

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$100,000.00	Salt Lake County, Utah	November ___, 2012

FOR VALUE RECEIVED, the undersigned Midwest Monitoring and Surveillance Inc. a Corporation of the State of Minnesota ( “Maker”), promises to pay to the order of SecureAlert, Inc., a Utah corporation (the “Payee”, which term shall include any subsequent holder hereof) at 150 West Civic Center Drive, Suite 100, Sandy, Utah 84070 or at such other place as Payee may designate in writing from time to time in legal tender of the United States of America, the principal sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) without interest which shall become due and payable on the date below and in the following manner:

Principal and interest, if any, shall be due and payable on April 1, 2013 (the “Maturity Date”).  Provided however that payment may be withheld, without interest, until confirmation is received that Gary Bengtson has been paid off for the original sale of Midwest to Secure Alert.

TIME IS OF THE ESSENSE of this Note.

Privilege is hereby reserved to prepay the principal balance payable under this Note in whole or in part without penalty.  Prepayment in part shall not affect, vary or postpone the duty of the Maker to pay all obligations when due, and it shall not affect or impair the right of the Payee to pursue all remedies available to it hereunder.

Payee shall have the right to declare the amount of the total unpaid principal balance, immediately due and payable upon the failure of the Maker to pay any payment hereunder within ten (10) days after its due date; upon the bankruptcy of Maker; or upon the occurrence of any event of default, or failure to perform in accordance with any of the terms and conditions of this Note or relating thereto and such default or failure to perform continues after expiration of all applicable notice and cure periods.  Upon exercise of this option by the Payee, the entire unpaid principal shall bear interest at the rate of ten percent (10%) per annum until paid.  Forbearance to exercise this right with respect to any failure or breach of the Maker shall not constitute a waiver of the right as to any subsequent failure or breach.  Exercise of this right shall be without notice to the Maker, notice of such exercise being hereby expressly waived.

Maker covenants and agrees to pay all and costs, taxes, fees, and expenses of every kind and nature, including the Payee’s reasonable attorneys’ fees (including on appeal and in bankruptcy), incurred or expended at any time by the Payee in the collection of the loan evidenced hereby or otherwise incurred in protecting and preserving Payee’s right under this Note, or under any other instrument evidencing the indebtedness evidenced hereby.

Maker, for itself, legal representatives, successors, and assigns, respectively, hereby expressly waive presentment, demand for payment, notice of dishonor, protest, notice of non-payment, and diligence in collection, and consent that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Payee, and agrees that the Payee shall not be required first to institute any suit or to exhaust any of its remedies against the Maker or any other person or party liable hereunder in order to enforce payment of this Note.

This Note is to be construed and enforced according to the laws of the State of Minnesota.

All agreements between the Maker and the Payee are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the Payee of this Note for the use, forbearance, or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable.

AS A MATERIAL INDUCEMENT FOR PAYEE TO MAKE THE LOAN EVIDENCED HEREBY, PAYEE AND MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PROMISSORY NOTE, THE LOAN EVIDENCED HEREBY, ALL DOCUMENTS AND AGREEMENTS EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THE LOAN EVIDENCED HEREBY, AND ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

“MAKER”

Gary Shelton, President
Midwest Monitoring and Surveillance, Inc.